Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date February 18, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com Jones Lang LaSalle Income Property Trust Completes Grocery-Anchored Retail Acquisition in Dallas Chicago (February 18, 2014) – Jones Lang LaSalle Income Property Trust, Inc., an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced it acquired Oak Grove Plaza, a grocery- anchored neighborhood shopping center located in Sachse, TX, a high-growth suburb northeast of Dallas. The 120,000 square foot center is 97 percent leased to 24 tenants, with a Kroger “Signature” store as the anchor tenant and a mix of well-established local and national tenants including McDonald’s, Hallmark, and Subway. The purchase price was approximately $22 million. The Company estimates the capitalization rate based on purchase price at 6.1 percent. Oak Grove Plaza, just twenty miles from downtown Dallas, is strategically situated in an expanding residential corridor with strong demographics in terms of population density, growing household incomes and high daily traffic counts. The Signature Kroger store anchoring Oak Grove Plaza features a fuel station and pharmacy both of which generate significant customer traffic to this community-oriented shopping center. Kroger is the leading traditional grocer by market share in the Dallas-Fort Worth area. “This investment is in keeping with our strategic decision to acquire community-oriented retail centers anchored by market-leading grocers in growing markets with strong demographics,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “This shopping center with its diverse base of nationally recognized and local market inline tenants further enhances the stable income profile of our portfolio while also providing further geographic and property type diversification, one of the unique features of our strategy.” Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com. ### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $48 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.